Exhibit 99.1

Safety Shot Announces Strategic Alliance with Bonk Founding Contributors, Initiating BONK Treasury Strategy

Company to Receive $25 Million in BONK Tokens from Founding Contributors of BONK, Establishing a New Model for Public Company Participation in DeFi

SCOTTSDALE, AZ – AUGUST 11, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT), today announced a groundbreaking strategic alliance with the BONK founding contributors to deeply integrate the Company with the BONK ecosystem.

In preparation for this new strategy, the Company has settled all outstanding debt and currently maintains a strong balance sheet with over $15 million in cash. The agreement will see Safety Shot, Inc., receive an initial allocation of BONK tokens valued at approximately $25 million. In consideration, the Company will issue Preferred Shares at a value of $35 million, which are convertible into shares of the Company’s common stock.

A Strategic Decision to Align with a Market Leader

The decision to focus on BONK as the core treasury asset is based on its clear and distinct advantages over its competitors. Built on the high-performance Solana blockchain, BONK benefits from superior technology that enables high-speed, low-cost transactions. This makes it highly efficient for trading and payments, giving it a significant technical edge over competitors like Shiba Inu and Pepe, which are often constrained by the high fees and slower speeds of the Ethereum network. Furthermore, unlike inflationary meme coins such as Dogecoin, BONK features deflationary tokenomics powered by the community. A “burn” mechanism is integrated into its ecosystem by various teams and applications, which permanently removes a portion of the token supply from circulation. This design aims to increase scarcity and support long-term value, powered by the community.

As of July 31, BONK holds a market capitalization of over $2 billion, making it the fourth-largest memecoin in the world, according to CoinMarketCap. The token also boasts more than 980,000 on-chain holders, as reported by SolScan, reflecting its widespread adoption.

“This strategic partnership represents the first stage of a much broader corporate evolution for our company,” said Jarrett Boon, CEO of Safety Shot. “By aligning with one of the most exciting ecosystems in digital assets, we are taking a bold first step. We look forward to sharing more details about the full scope of this strategy with our shareholders in the coming days as we continue to lead our beverage brands to new heights.”

This partnership is expected to enhance Safety Shot’s financial position, diversify its asset base, and unlock new avenues for shareholder value creation.

Dominari Securities, LLC. is serving as the exclusive financial advisor to Safety Shot in connection with the transaction.

About Safety Shot, Inc.

Safety Shot, Inc. (Nasdaq: SHOT) is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. The Company is executing a new strategy focused on acquiring revenue-generating assets within the DeFi space to build a robust treasury of digital assets. The Company’s beverage division holds the patented Safety Shot beverage, designed to rapidly reduce blood alcohol content as well as Yerbaé’s plant-based, energy beverage.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the expected completion of the acquisition. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK tokens and the ability to execute on the Company’s treasury strategy, and other risks detailed in Safety Shot’s filings with the Securities and Exchange Commission.